Exhibit 10.17

August 24, 2022

Via Email

Anthony Quinn, M.B Ch.B, Ph.D. agquinn94@gmail.com

Re: Terms of Transition and Resignation.

Dear Anthony:

This letter confirms the agreement (“Agreement”) between you and Aeglea BioTherapeutics, Inc. (the “Company”) concerning the terms of your transition and resignation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the termination of your consultancy. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.
Resignation Date; Resignation from Officer and Director Positions: As you know, your last day of employment with the Company will be September 1, 2022 (the “Resignation Date”). By signing below, you hereby resign, effective as of August 23, 2022, (a) from all officer positions of the Company that you may hold, including, without limitation, President and Chief Executive Officer, and (b) as a member of the Company’s Board of Directors (the “Board”) and any committee thereof on which you may be on, which resignations you confirm by executing the resignation letter attached hereto as Exhibit A and returning the executed letter to the Company concurrently with this Agreement. During the period between August 23, 2022 and the Resignation Date, you will serve as the R&D Advisor to the Company and the Company will continue to pay you your current base salary and you will continue to be eligible to participate in the Company’s benefits.

2.
Separation Compensation; Consulting Relationship: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein and in the exhibits hereto, and conditioned specifically upon your full compliance with your obligations in Paragraphs 5 and 12 of this Agreement, and Sections

6.4 and 6.5 of the Consulting Agreement (as defined below), the Company agrees to provide you with all of the following:

a.
Consultancy: The Company agrees to engage you as a consultant until September 1, 2023 (the “Consultancy End Date”), subject to the terms set forth in the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”), which shall be deemed effective as of September 1, 2022, provided that you enter into and do not revoke this Agreement.

b.
Severance Payment: The Company agrees to pay you severance in the aggregate gross amount of $882,000.00, less applicable state and federal payroll deductions (the “Severance Payment”), which equals eighteen (18) months of your current base salary. The Severance Payment will be paid in consecutive, substantially equal installments in accordance with the Company’s regular payroll cycle, commencing on the first regular Company payroll date following the Effective Date (as defined below) of this Agreement, with the first payment thereof including a catch-up payment covering the amount that would have otherwise been paid during the period between the Resignation Date and the first payment date but for the application of this provision.

c.
Bonus Payment: The Company agrees to pay you a lump sum payment in the gross amount of $294,000.00, less applicable state and federal payroll deductions (the “Bonus Payment”, which constitutes one hundred percent (100%) of your target annual bonus. The Bonus Payment will be paid in two consecutive, equal installments in accordance with the Company’s regular payroll cycle, commencing on the first regular Company payroll date following the Effective Date (as defined below) of this Agreement.

d.
COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for eighteen (18) months following the Resignation Date.

e.
Additional Benefits; Second Release: Provided that you cooperatively and diligently provide consulting services to the Company through the Consultancy End Date and you otherwise comply fully with your obligations in this Agreement and its exhibits, then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit C (the “Second Release”), to be signed no earlier than the Consultancy End Date, and your other promises herein, the Company agrees to provide you with the following:

i.
Continued Vesting; Acceleration of Equity Vesting: Subject to approval by the Board, the Company agrees to (a) allow you to continue to vest in the Options (as defined below) during the term of the Consulting Agreement; and (b) accelerate vesting of your Unvested Shares (as defined below), as described in Paragraph 6.

By signing below, you acknowledge that you are receiving the release consideration outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

3.
Final Pay: On the Resignation Date, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of your resignation from employment. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.

4.
Return of Company Property: You hereby warrant to the Company that you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control by the Resignation Date, except for the Company-issued laptop, cell phone, monitor, keyboard and mouse, which you may retain during the term of the consultancy.

5.
Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment, Confidentiality and Non-Competition Agreement (Exhibit D hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Consultancy End Date (or earlier if requested by the Company), all documents and data of any nature containing or pertaining to such Proprietary Information.

6.
Stock Options: You have been granted the following option awards pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”): (a) February 20, 2018 option grant to purchase 178,400 shares of the Company’s common stock (the “February 2018 Grant”); (b) July 18, 2018 option grant to purchase 160,000 shares of the Company’s common stock (the “July 2018 Grant”); (c) October 8, 2018 option grant to purchase 140,000 shares of the Company’s common stock (the “October 2018 Grant”); (d) February 28, 2019 option grant to purchase 280,000 shares of the Company’s common stock (the “2019 Grant”); (e) February 14, 2020 option grant to purchase 301,000 shares of the Company’s common stock (the “2020 Grant”); (f) February 16, 2021 option grant to purchase 330,000 shares of the Company’s common stock (the “2021 Grant”); and (g) February 16, 2022 option grant to purchase 350,000 shares of the Company’s common stock (the “2022 Grant”) (with such individual options collectively referred to as the “Options”, and the “Plan”, together with the February 2017 Grant, the July 2018 Grant, the 2019 Grant, the 2020 Grant, the 2021 Grant and the 2022 Grant, collectively referred to as the “Stock Option Agreements”). As of the Resignation Date: (a) each of the February 2018 Grant, the July 2018 Grant, and the October 2018 Grant have fully vested; (b) the 2019 Grant has vested as to 245,000 shares and remains unvested as to 35,000 shares; (c) the 2020 Grant has vested as to 188,125 shares and remains unvested as to 112,875 shares; (d) the 2021 Grant has vested as to 123,750 shares and remains unvested as to 206,250 shares and (e) the 2022 Grant has vested as to 43,750 shares and remains unvested as to 306,250 shares. If you do not enter into this Agreement, all vesting in the Stock Option Agreements will cease as of the Resignation Date and you will have three (3) months following the Resignation Date to exercise all vested shares subject to the Options. However, if you enter into this Agreement, each of your Stock Option Agreements shall continue to vest through the Consultancy End Date such that as of the Consultancy End Date you will have vested in an aggregate of 280,250 additional shares (the “Consultancy Vested Shares”), and your vested Options, including your Consultancy Vested Shares shall be exercisable until three (3) months following the Consultancy End Date. Moreover, if you enter into the Second Release, the Company will accelerate vesting of shares under the Options for an additional twelve (12) months beyond the Consultancy End Date such that you will have vested in another 207,628 shares (the “Accelerated Vested Shares”), and your vested Options, including your Consultancy Vested Shares and Accelerated Vested Shares shall be exercisable until three (3) months following the Consultancy End Date. You acknowledge that the foregoing extension to the exercise period may cause an incentive stock option to be reclassified as a non-qualified stock option under applicable tax laws, and that you and not the Company shall be solely responsible for any tax consequences imposed on you by any taxing authority relating to such reclassification. You agree that the Company may withhold taxes to satisfy its tax withholding requirements that become due upon exercise of the Option(s). You have also been granted certain performance-based equity awards, which shall continue to vest in accordance with their terms. Subject to the terms and conditions of this Paragraph 6, the Stock Option Agreements are hereby conditionally amended consistent with this Paragraph 6. Your rights concerning the Options will continue to be governed by the Stock Option Agreements, as amended herein.

7.
Section 409A: The terms of this Agreement applicable to any payment or benefit received or to be received by you pursuant to this Agreement shall be interpreted to the greatest extent possible in a manner that makes them exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), and to the extent not so exempt, so as to bring such payments into compliance with Code Section 409A. It is intended that the Resignation Date will be a separation from service under Section 409A of the Code. To the extent (a) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company or its subsidiary, as applicable, constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your separation; or (ii) the date of your death following such separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

8.
Section 280G: In the event that any payment or benefit received or to be received by you pursuant to this Agreement (“Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Paragraph 8, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (i) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (ii) provided as to such lesser extent that would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Paragraph 8 shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Paragraph 8, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Paragraph 8. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Paragraph 8. In the event that Paragraph 7 above applies, then based on the information provided to you and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time.

9.
General Release and Waiver of Claims:

a.
The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation or resignation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation or resignation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Wage Act (the “MA Wage Act”), Chapter 21 of the Texas Labor Code, and/or claims based on disability or under the Americans with Disabilities Act.

b.
THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER

THE MA WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the MA Wage Act regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act.

c.
You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

d.
You and the Company do not intend to release claims that you may not release as a matter of law, including, but not limited to, claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

10.
Covenant Not to Sue:

a.
To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.
Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

11.
Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12.
Mutual Non-disparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors, for so long as they are employed by or providing board service to the Company, will not disparage you with any written or oral statement. Nothing in this paragraph shall prohibit you or the Company (including its current officers and directors) from providing truthful information in response to a subpoena or other legal process.

13.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Austin, Texas through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

14.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.
Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

16.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

17.
Complete and Voluntary Agreement: This Agreement, together with Exhibits A, B, C, and D hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

18.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

19.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

20.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

21.
Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Paragraph 2 will be provided only after the expiration of that seven

(7) day revocation period.

22.
Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

AEGLEA BIOTHERAPEUTICS, INC.

/s/ Jim Kastenmayer

By:Jim Kastenmayer, General Counsel

READ, UNDERSTOOD AND AGREED

READ, UNDERSTOOD AND AGREED

/s/ Anthony Quinn

Anthony Quinn, M.B Ch.B, Ph.D.

Date: 08/24/2022

EXHIBIT A

RESIGNATION LETTER

August 24, 2022

Aeglea BioTherapeutics, Inc.

Re: Resignation from Board of Directors and Officer Positions To the Board of Directors:

Effective as of August 23, 2022, I hereby voluntarily resign as the President and Chief Executive Officer of Aeglea BioTherapeutics, Inc. (the “Company”). My final day of employment with the Company will be September 1, 2022. From now until September 1, 2022, I have will serve as the R&D Advisor to the Company.

Effective as of August 23, 2022, I hereby voluntarily resign as a member of the Company’s Board of Directors (the “Board”) as well as the Board of Directors (or equivalent body) of any subsidiary of the Company, and as a member of each committee of the Board on which I may serve. I acknowledge that I hold no other officer or employee positions with the Company. I confirm that my resignation is not due to a disagreement on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Anthony Quinn

Anthony Quinn, M.B Ch.B, Ph.D.

EXHIBIT B

CONSULTING AGREEMENT

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of September 1, 2022 (the “Effective Date”), between Aeglea BioTherapeutics, Inc. (“Company”), and Anthony Quinn, M.B Ch.B, Ph.D. (“Consultant”). Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1.
SERVICES

1.1
Statement of Work. Company and Consultant have executed (or will execute) a statement of work, substantially in the form attached hereto as Exhibit 1, that describes the specific services to be performed by Consultant (as executed, a “Statement of Work”). The Statement of Work will expressly refer to this Agreement, will form part of this Agreement, and will be subject to the terms and conditions contained herein. The Statement of Work may be amended only by written agreement of the parties.

1.2
Performance of Services. Consultant will perform the services described in the Statement of Work (the “Services”) in accordance with the terms and conditions set forth in such Statement of Work and this Agreement.

1.3
Delivery. Consultant will deliver to Company the deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work.

2.
PAYMENT

2.1
Fees. As Consultant’s sole compensation for the performance of Services, Company will pay Consultant the fees specified in the Statement of Work in accordance with the terms set forth therein.

2.2
Expenses. Unless otherwise provided in the Statement of Work, Company will also reimburse Consultant for all reasonable and customary pre-approved out-of-pocket travel, lodging and related expenses incurred by Consultant in connection with Consultant’s performance of Services. At Company’s request, Consultant will furnish Company with copies of receipts and other customary documentation for any expenses for which Consultant requests reimbursement hereunder.

2.3
Payment Terms. All fees and other amounts set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in the Statement of Work, Consultant will invoice Company on a monthly basis for all fees and expenses payable to Consultant. Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof, except for any amounts that Company disputes in good faith. The parties will use their respective commercially reasonable efforts to promptly resolve any such payment disputes.

3.
RELATIONSHIP OF THE PARTIES

3.1
Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2
Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

3.3
Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant.

4.
OWNERSHIP

4.1
Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any Deliverables that Consultant delivers to Company pursuant to Section 1.3.

4.2
Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3
Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

4.4
Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5.
CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during Consultant’s engagement by Company as an independent contractor and after its termination, and to the fullest extent permitted by law, Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information. Nothing in this Section 5 or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 2.

6.
WARRANTIES

6.1
No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2
Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3
Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

6.4
Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

6.5
Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

7.
INDEMNITY

Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from:

(a)
any action by a third party against Company that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Consultant Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and

(b)
any action by a third party against Company that is based on any act or omission of Consultant and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.

8.
TERM AND TERMINATION

8.1
Term. This Agreement will commence on the Effective Date and continue until September 1, 2023, at which time it will automatically expire, unless terminated earlier in accordance with the terms of this Agreement or extended by the mutual agreement of the parties.

8.2
Termination for Breach. Either party may only terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement, or the Separation Agreement between Consultant and the Company dated August 24, 2022 (the “Separation Agreement”), and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

8.3
Termination in Connection with a Material Breach by the Company or a Change in Control. If, during the term of the consultancy, Consultant’s services are terminated due to the Company’s breach in accordance with Section 8.2 or by Company for any reason under this Agreement (a) within twelve (12) months following a Change in Control (as defined below) or (b) within three (3) months preceding a Change in Control (but as to part (b), only if the termination occurs after a Potential Change in Control (defined below)), then, subject to Consultant’s execution and non-revocation of a general release (in a form prescribed by Company) of all known and unknown claims that Consultant may then have against Company or entities or persons affiliated with Company (the “Release”) and such Release has become effective, each of Consultant’s then outstanding Equity Awards (as defined below), including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then unvested shares underlying the Equity Award. For awards that would otherwise vest only upon satisfaction of performance criteria, the foregoing acceleration shall be based on achievement of performance criteria at target, except to the extent otherwise provided in the award agreement evidencing such award. Subject to Consultant’s execution and non- revocation of the Release, the accelerated vesting described above shall be effective as of the date Consultant’s services are terminated under this agreement.

8.4
Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to

Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information and Company property in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid fees due and payable to Consultant pursuant to Section 2.

8.5
Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.3, 6.5, 7,

8.4, 8.5, and 9 will survive the expiration or termination of this Agreement.

8.6
Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)
“Change in Control” means a “Corporate Transaction,” as such term is defined in the Company’s 2015 Equity Incentive Plan, as may be amended from time to time, provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).
(b)
“Code” means the Internal Revenue Code of 1986, as amended.
(c)
“Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to Consultant, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.
(d)
“Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date Consultant’s services are terminated will be deemed the date the Change in Control is consummated.
9.
GENERAL

9.1
Assignment. Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

9.2
No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

9.3
Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

9.4
Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Western District of Texas and the parties irrevocably consent to the personal jurisdiction and venue therein.

9.6
Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7
Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

9.8
Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally- recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

9.9
Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.10
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY: CONSULTANT:

By: By: Name: Name: Title: Title: Date: Date:

7

EXHIBIT 1

STATEMENT OF WORK

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of September 1, 2022, between Aeglea BioTherapeutics, Inc. (“Company”) and Anthony Quinn, M.B Ch.B, Ph.D. (“Consultant”).

1.
Description of Services. Consultant shall remain reasonably available to advise and consult on matters as requested by the Company during the term of the Consulting Agreement, but in no event shall Consultant’s services exceed eight (8) hours per week without the prior written consent of the Company’s Board of Directors.

2.
Compensation: During the term of the Consulting Agreement, Consultant shall receive the following:

(a)
a reduced hourly consulting rate during the term of the consultancy of $100; and
(b)
continued equity vesting benefits pursuant to Paragraph 2(e) of the Separation Agreement.

AGREED AS OF SEPTEMBER 1, 2022

COMPANY: CONSULTANT:

By: By: Name: Name: Title: Title: Date: Date:

EXHIBIT 2

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

EXHIBIT C

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Anthony Quinn, M.B Ch.B, Ph.D. (“Quinn”) and Aeglea BioTherapeutics, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, the Company entered into an agreement regarding Quinn’s transition and resignation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit C);

WHEREAS, on September 1, 2023 (the “Consultancy End Date”), Quinn’s Consulting Agreement was terminated and he ceased providing consulting services to the Company;

WHEREAS, the Company has determined that Consultant has cooperatively and diligently provided consulting services to the Company through the Consultancy End Date;

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Quinn and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Quinn’s separation from the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Quinn and the Company hereby enter into this Second Release.

1.
Acknowledgment Regarding Conclusion of Consulting Services: Quinn acknowledges that his consulting services concluded on the Consultancy End Date, and that he has been provided all compensation and benefits owed to him as of the Consultancy End Date. By signing below, Quinn acknowledges that, aside from the consideration described in the Separation Agreement that may become due and owing to Quinn upon the Effective Date (as defined below) of this Release, the Company does not owe Quinn any other amounts or benefits.

2.
Return of Company Property: Quinn hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody or control.

3.
Consideration: In exchange for Quinn’s agreement to this Second Release and his other promises in the Separation Agreement and herein, the Company agrees to provide Quinn with the consideration set forth in Paragraph 2(e) of the Separation Agreement. By signing below, Quinn acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Second Release and he would not otherwise be entitled to the consideration.

4.
General Release and Waiver of Claims:

a.
The payments and promises set forth in this Release are in full satisfaction of all consideration and compensation, including consultancy payments or benefits, stock, stock options, or other ownership interest in the Company, termination benefits or other compensation to which Quinn may be entitled by virtue of his services to the Company and the cessation and conclusion thereof, including pursuant to the Separation Agreement. To the fullest extent permitted by law, Quinn hereby release and waive any other claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Quinn’s consulting services to the Company, claims under Title VII of the 1964 Civil Rights Act, as amended, the Massachusetts Fair Employment Practices Law, the Massachusetts Wage Act, Chapter 21 of the Texas Labor Code, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on disability or under the Americans with Disabilities Act.

b.
Quinn hereby acknowledges that Quinn is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Quinn hereby agrees to expressly waive any rights Quinn may have to that effect.

c.
Quinn and the Company do not intend to release claims that he may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.

5.
Covenant Not to Sue:

a.
To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Quinn pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release.

b.
Nothing in this paragraph shall prohibit or impair Quinn or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.
Protected Rights: Quinn understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Second Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Quinn further understands that this Second Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Quinn’s right to receive an award for information provided to any Government Agencies.

8. Review of Second Release; Effective Date: Quinn understands that he may take up to seven (7) days following the Consultancy End Date to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Quinn before the end of the Consideration Period, will automatically expire. This Second Release is effective on the date it is signed by both parties (the “Effective Date”).

Dated: Name:

Title:

For the Company

Dated: Anthony Quinn, M.B Ch.B, Ph.D.

EXHIBIT D

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY AND NON- COMPETITION AGREEMENT